EXHIBIT 99.2

Midway Reports Significant Gold Resource Increase at Gold Rock, Nevada

February 29, 2012

Denver, Colorado -- Midway Gold Corp. ("Midway" or the "Company") (MDW:TSX-V; MDW:NYSE-AMEX) announces a new Indicated resource of 310,000 ounces (oz) of gold and Inferred resource of 331,000 oz of gold at the Company's Gold Rock project, White Pine County, Nevada. The gold resource, which appears to be open in all directions, represents a significant increase above the previously reported 344,700 oz historic estimate. The Indicated resource is contained in 12,968,000 tonnes at a grade of 0.74 grams per tonne (gpt) gold. The Inferred resource is contained in 17,894,000 tonnes at a grade of 0.58 gpt gold. The new resource includes results from 466 verified historic drill holes and 31 Midway verification holes that were drilled in 2011. Gold Rock lies 8 km southeast of Midway's Pan project.

The resource extends for 2,500 meters north and south from the historic Easy Junior open pit gold mine. The significantly higher grade of the Indicated resource reflects the difference between the use of fire assay results in estimation of the Indicated resource and inclusion of cyanide solution assays in estimating the Inferred resource. These solution assays, in historic drill holes by previous owners, appear to significantly understate the gold grade as compared to fire assay results. A set of 1,956 samples having both solution assays and fire assays averaged 25% difference between the assay types. Solution assays comprise about 35% of the gold values in the total resource. The Indicated resource was calculated using only samples with verified fire assays; samples with cyanide solution assays were restricted to the Inferred resource category.

Ken Brunk, President and Chief Operating Officer of Midway said, "Our first resource estimate at Gold Rock shows the deposit is comparable in size to our nearby Pan gold deposit. We are confident we can significantly grow this resource through both in-fill and step-out drilling. We have an aggressive 2012 program planned for Gold Rock that includes drilling for resource expansion, metallurgical testing, initial environmental baseline studies, and conceptual mine engineering. Our goal is to move this project rapidly toward mine development.

"Gold Rock is now at the same stage as the Pan project was back in mid-2010 before our Preliminary Economic Assessment. Eighteen months later, following aggressive drill programs, we announced over a million ounce resource at Pan. This was followed by a Feasibility Study with robust economics and the initiation of the mine permitting process. Our goal is to move Gold Rock forward at a pace similar to the Pan project."

A rigorous two-stage verification program was critical to validate the previous drill hole database before calculating a new resource estimate at Gold Rock. The first stage required independent validation of the historic drill results by engineers at Gustavson Associates, LLC. This review resulted in validation of drill results from 52,000 meters of previous drilling in 466 holes. The second stage was a 2011 Midway drilling program to independently confirm gold grades, geology, and rock alteration reported from the earlier drill holes. Midway drilled 8,000 meters in 31 holes, including six core holes.

Resource Estimate, Gold Rock Project, Nevada
Inferred Resource			Indicated Resource
Cutoff (gpt)	Tonnes	Grade (gpt)	Gold ounces	Tonnes	Grade (gpt)	Gold ounces
0.51	7,866,000	0.83	211,000	7,820,000	0.98	247,000
0.41	10,857,000	0.73	255,000	9,593,000	0.89	273,000
0.27	17,894,000	0.58	331,000	12,968,000	0.74	310,000
0.14	30,460,000	0.42	409,000	18,010,000	0.59	343,000
Note: The tonnage and total ounces of gold were determined from the statistical block model. Average grades were calculated from the tonnage and total ounces and then rounded to the significant digits shown. Calculations based on this table may differ due to the effect of rounding.

Map of Drill Hole Locations
Gold Rock Project, Nevada

A 1988 historic report of the resource around the Easy Junior open pit mine estimated the presence of 344,770 oz gold in 13.5 million tonnes averaging 0.8 gpt gold (NI 43-101 Technical Report dated March 28, 2011). The Easy Junior gold deposit was mined by open pit methods between 1989 and 1994. Midway, through its acquisition of Pan-Nevada Gold Corporation, gained control of the Easy Junior---Gold Rock project in 2007. Geologically, the Gold Rock Project is a Carlin-style, open-pittable, sediment-hosted gold deposit hosted in silicified limestone near the crest of an anticlinal fold.

The Indicated and Inferred resource estimates include all data available through February, 2012, and were prepared by Gustavson Associates, LLC of Lakewood, Colorado, under the direction of Donald E. Hulse and Donald J. Baker, independent Qualified Persons. All estimates were prepared utilizing standard industry software and resource estimation methodology. Further details will be available in a new NI 43-101 technical report, which will be posted on SEDAR (www.sedar.com), no later than 45 days from the date of this release.

Information in this release has been reviewed and approved by Mr. Donald E. Hulse (P.E.), Vice President, Mining and Latin American Development, Gustavson Associates, a "qualified person" as that term is defined in NI 43-101. This release has also been reviewed and approved for Midway by Mr. William S. Neal (M.Sc. and CPG), Midway's Vice President of Geological Services and a "qualified person" as that term is defined in NI 43-101.

ON BEHALF OF THE BOARD
"Kenneth A. Brunk"
Kenneth A. Brunk, President, COO and Director

About Midway Gold Corp

Midway Gold Corp. is a precious metals company with a vision to explore, design, build, and operate gold mines in a manner accountable to all stakeholders while producing an acceptable return to its shareholders. For more information about Midway, please visit our website at www.midwaygold.com or contact R.J. Smith, Vice President of Administration, at (877) 475-3642 (toll-free).

Neither the TSX Venture Exchange nor its Regulation Services Provider (as that term is defined in the policies of the TSX Venture Exchange) accepts responsibility for the adequacy or accuracy of this release.

This press release contains forward-looking statements about the Company and its business. Forward looking statements are statements that are not historical facts and include, but are not limited to, statements about the Company's intended work plans for the projects and resource estimates. The forward-looking statements in this press release are subject to various risks, uncertainties and other factors that could cause the Company's actual results or achievements to differ materially from those expressed in or implied by forward looking statements. These risks, uncertainties and other factors include, without limitation, risks related to the timing and completion of the Company's intended work plans for the projects, risks related to fluctuations in gold prices; uncertainties related to raising sufficient financing to fund the planned work in a timely manner and on acceptable terms; changes in planned work resulting from weather, logistical, technical or other factors; the possibility that results of work will not fulfill expectations and realize the perceived potential of the Company's properties; uncertainties involved in the interpretation of drilling results and other tests and the estimation of gold resources and reserves; the possibility that required permits may not be obtained on a timely manner or at all; the possibility that capital and operating costs may be higher than currently estimated and may preclude commercial development or render operations uneconomic; the possibility that the estimated recovery rates may not be achieved; risk of accidents, equipment breakdowns and labor disputes or other unanticipated difficulties or interruptions; the possibility of cost overruns or unanticipated expenses in the work program; and other factors identified in the Company's SEC filings and its filings with Canadian securities regulatory authorities. Forward-looking statements are based on the beliefs, opinions and expectations of the Company's management at the time they are made, and other than as required by applicable securities laws, the Company does not assume any obligation to update its forward-looking statements if those beliefs, opinions or expectations, or other circumstances, should change.

Cautionary note to U.S. investors concerning estimates of reserves and resources: This press release and the technical report referred to in this press release use the terms "resource", "reserve", "measured resources", "indicated resources" and "inferred resources", which are terms defined under Canadian National Instrument 43-101 and the Canadian Institute of Mining and Metallurgy Classification system. Estimates of mineral resources in this press release and in the technical report referred to in this press release have been prepared in accordance with NI 43-101 and such definitions differ from the definitions in U.S. Securities and Exchange Commission ("SEC") Industry Guide 7. Under SEC Industry Guide 7 standards, a "final" or "bankable" feasibility study is required to report reserves, the three-year historical average price is used in any reserve or cash flow analysis to designate reserves and the primary environmental analysis or report must be filed with the appropriate governmental authority. Mineral resources are not mineral reserves and do not have demonstrated economic viability. We advise investors that while those terms are recognized and required by Canadian regulations, the SEC does not recognize them. U.S. investors are cautioned not to assume that any part or all of mineral deposits in these categories will ever be converted into reserves as defined in the SEC's Guide 7. In addition, "inferred resources" have a great amount of uncertainty as to their existence, and great uncertainty as to their economic and legal feasibility. It cannot be assumed that all or any part of an inferred mineral resource will ever be upgraded to a higher category. Under Canadian rules, estimates of inferred mineral resources may not form the basis of feasibility or pre-feasibility studies, except in rare cases. U.S. investors are cautioned not to assume that part or all of an inferred resource exists, or is economically or legally minable. The SEC normally only permits issuers to report mineralization that does not constitute SEC Industry Guide 7 compliant "reserves" as in-place tonnage and grade without reference to unit measures. It cannot be assumed that all or any part of mineral deposits in any of the above categories will ever be upgraded to Guide 7 compliant reserves. Accordingly, disclosure in this press release and in the technical reports referred to in this press release may not be comparable to information from U.S. companies subject to the reporting and disclosure requirements of the SEC.